EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Korea Electric Power Corporation:
      We consent to the incorporation by reference in the Registration Statements (No. 33-99550 and No. 333-9180) on Form F-3 of Korea Electric Power Corporation (“KEPCO”) of our report dated May 16, 2005, relating to the consolidated balance sheet of KEPCO and subsidiaries as of December 31, 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2004, which report, based partially on the reports of other auditors, appears in the December 31, 2004 , annual report on Form 20-F of KEPCO.
      Our report refers to a change in the method of accounting for decommissioning costs.
KPMG Samjong Accounting Corp.
Seoul, Korea
June 30, 2005

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